August 27, 2024

Ilan Sobel
Chief Executive Officer
BioHarvest Sciences Inc.
1140-625 Howe Street
Vancouver, BC V6C 2T6, Canada

        Re: BioHarvest Sciences Inc.
            Registration Statement on Form 20-F
            Filed June 14, 2024
            File No. 000-56663
Dear Ilan Sobel:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Life
Sciences
cc:   Steve O   Neill, Esq.